Exhibit 99.11

CONSENT OF RICHARD I. GILCHRIST

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Cole Credit Property Trust II, Inc. (“CCPT II”), and any amendments thereto, as a person to become a member of CCPT II’s board of directors effective as of the effective time of the Company Merger (as such term is defined in the Agreement and Plan of Merger, dated as of January 22, 2013, by and among CCPT II, Cole Operating Partnership II, LP, Spirit Realty Capital, Inc., and Spirit Realty, L.P.) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: February 26, 2013

/s/ Richard I. Gilchrist
Richard I. Gilchrist